Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

November 30, 2016

Cadiz Inc.

550 South Hope Street, Suite 2850

Los Angeles, California 90071

Gentlemen:

This opinion is furnished to Cadiz Inc. (the “Company”) in connection with a Registration Statement on Form S-3 (Registration No. 333-214318, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2016 and declared effective by the Commission on November 14, 2016, and the prospectus included therein and the related prospectus supplement (such prospectus, as supplemented by such prospectus supplement, the “Prospectus Supplement”) filed with the Commission on November 30, 2016.

In connection with the execution by the Company, together with certain lenders (the “Lenders”), of the Fifth Amendment to that certain Amended and Restated Credit Agreement, dated as of October 30, 2013, as subsequently amended (the “Transaction”), the Company has issued to the Lenders (i) 357,500 shares of the Company’s common stock (the “Shares”) and (ii) warrants for the purchase of an aggregate 357,500 shares of the Company’s common stock (the “Warrants”) pursuant to Closing Share and Warrant Issuance Agreements. In addition, pursuant to a form of interest share issuance agreement (“Interest Share Issuance Agreement”), the Company may issue in the future an additional 800,000 shares of the Company’s common stock (the “Interest Shares”).

In connection with rendering this opinion we have examined the following documents:

(i)        the resolutions of the Board of Directors, dated November 25, 2016, authorizing the Transaction, including the issuance of the Shares, the Warrants and the Interest Shares;

(ii)       the Fifth Amendment, duly executed by the Company and the Lenders;

(iii)      the Closing Share and Warrant Issuance Agreements, duly executed by the Company and the Lenders; and

(iv)      the Registration Statement and the Prospectus Supplement.

Cadiz Inc.

November 30, 2016

Collectively, the documents described above are referred to in this letter as the “Documents”.

We also have examined such records and proceedings of the Company including the records of the meetings of the Board of Directors of the Company and have made such searches and examined such other documents, statutes, public records, and certificates of officers of the Company and public officials and have considered such questions of law as we have considered relevant, necessary, or advisable in order to enable us to give the opinions herein expressed.

The opinions herein expressed relate only to the laws of State of Delaware and the federal laws of the United States and are subject to the qualification that the enforcement of each of the Documents may be limited by applicable bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights generally from time to time in effect and the discretion of courts of competent jurisdiction in granting equitable remedies including the remedies of specific performance and injunction.

We assume the legal capacity of all natural persons, the genuineness of all signatures appearing on the documents examined by us, the authenticity and completeness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, notarized, conformed or photostatic copies, or facsimiles. With respect to all matters of fact we have relied entirely upon the representations of the parties set forth in the Documents, and representations and certifications of officers of the Company we may obtain from the Company, and have assumed, with your permission and without independent inquiry or investigation, the accuracy of those representations and certificates.

When an opinion or other statement set forth herein is given to our knowledge, with reference to matters of which we are aware or that are known to us, or with a similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyers in this firm who have participated directly in the specific transactions to which this opinion letter relates.

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion letter. We express no opinion as to the “blue sky” laws and regulations of any jurisdiction.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based and relying upon and subject to the foregoing, we are of the opinion that (i) the Shares and the Warrants are validly issued, fully paid and nonassessable, (ii) assuming the Warrants are exercised in accordance with their terms, the common stock issued upon exercise of the Warrants will be validly issued, fully paid and nonassessable, and (iii) the Interest Shares, when issued in accordance with the terms of one or more the Interest Share Issuance Agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the specific issues addressed herein, and is limited in all respects to laws and interpretations thereof existing on the date hereof. We do not undertake to update this opinion for changes in such laws or interpretations or any changes in the facts or legal conclusions upon which this opinion is based. This opinion is for your benefit only and is delivered to you solely in connection with the issuance of the Shares, the Warrants and the Interest Shares and it may not be used, or relied upon, by any other person other than you without our prior written consent.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP